Exhibit 10.39.10

AMENDMENT NO. 10

TO THE

UNIFIED GROCERS, INC.

EMPLOYEE SAVINGS PLAN

Unified Grocers, Inc. (the “Company”) hereby amends the above-named plan (the “Plan”), effective as of January 1, 2008, as follows:

1. The definition of “Earnings” in Section 1.2 of the Plan is hereby amended in its entirety to read as follows:

“‘Earnings’ shall mean a Participant’s annual ‘compensation’, as that term is defined in Code Section 415, that is actually paid or made available to the Participant within the Plan Year, except as otherwise provided below. A Participant’s Earnings shall include such Participant’s wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company or any Affiliated Company to the extent that the amounts are includable in gross income under the Code (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances under a nonaccountable plan).

‘Earnings’ shall also include (i) amounts described in Code Sections 104(a)(3), 105(a), or 105(h), but only to the extent that these amounts are includable in the gross income of the Participant, (ii) amounts paid or reimbursed by the Company for moving expenses incurred by a Participant, but only to the extent that, at the time of the payment, it is reasonable to believe that these amounts are not deductible by the Participant under Code Section 217, (iii) the value of a non-statutory option (which is an option other than a statutory option defined in Regulations section 1.421-1(b)) granted to a Participant by the Company, but only to extent that the value of the option is includable in the gross income of the Participant for the taxable year in which granted, (iv) the amount includable in the gross income of a Participant upon making the election described in Code Section 83(b), and (v) amounts that are includable in the gross income of a Participant under the rules of Code Section 409A or Code Section 457(f)(1)(A) or because the amounts are constructively received by the Participant.

‘Earnings’ shall not include:

(a) Any contribution made (other than elective contributions described in Code Sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) by the Company to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p), whether or not qualified) to the extent that, before the application of the Code Section 415 limitations to that plan, the contributions are not includable in the gross income of the Participant for the taxable year in which contributed. In addition, any distributions from a plan of deferred compensation (whether or not qualified) are not considered Earnings, regardless of whether such amounts are includable in the gross income of the Participant when distributed. However, any amount received by a Participant pursuant to an unfunded non-qualified plan may be considered Earnings in the year such amounts are actually received but only to the extent includable in the gross income of the Participant.

(b) Any amount realized from the exercise of a non-statutory stock option, or when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture.

(c) Any amount realized from the sale, exchange or other disposition of stock acquired under a statutory stock option.

(d) Any other amount that receives special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Participant), and are not salary reduction amounts described in Code Section 125).

(e) Other items of remuneration that are similar to any of the items listed in subsections (a) through (d) above.

Earnings paid or made available during any Plan Year shall include any elective deferral (as defined in Code Section 402(e)(3)), and any amount that is contributed or deferred by the Company at the election of the Participant and that is not includable in the gross income of the Participant by reason of Code Section 125(a), 132(f)(4), 402(h)(1)(B), 402(k), or 457(b). Amounts under Code Section 125 shall not include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount under Code Section 125 only if the Company does not request or collect information regarding enrollment process for the health plan.

In general, Earnings for a Limitation Year are the Earnings actually paid or made available in gross income during such Limitation Year. Notwithstanding the preceding sentence, Earnings for a Participant in a Defined Contribution Plan who is permanently and totally disabled (as defined in Code Section 22(e)(3)) are the Earnings such Participant would have received for the Limitation Year if the Participant had been paid at the rate of Earnings paid immediately before becoming permanently and totally disabled if the conditions under the Regulations are met. In addition, for Limitation Years beginning in 2005, payments made within the later of (i) 2 1/2 months after severance from employment (within the meaning of Regulation Section 1.415(a)-1(f)(5)), or (ii) the end of the Limitation Year that contains the date of severance (the ‘Post Severance Period’) will be Earnings within the meaning of Code Section 415(c)(3) if they are payments that, absent a severance from employment, would have been paid to the

Participant while the Participant continued in employment with the Company and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation, and payments for accrued bona fide sick, vacation, or other leave, but only if the Participant would have been able to use the leave if employment had continued. In addition, Earnings includes amounts received by a Participant pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Participant at the same time if the Participant had continued in employment with the Company and only to the extent that the payment is includable in the Participant’s gross income, and the amount is paid during the Post Severance Period. Any payments not described above are not considered Earnings if paid after severance from employment, even if they are paid within the Post Severance Period, except for payments (i) to an individual who does not currently perform services for the Company by reason of qualified military service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Company rather than entering qualified military service, or (ii) a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)), provided that either the Participant is not a Highly Compensated Employee immediately before becoming disabled, or the Plan provides for the continuation of Compensation on behalf of all Participants who are permanently and totally disabled for a fixed and determinable period. Earnings under this paragraph shall not be considered to be Compensation.”

2. Section 4.7 of the Plan is hereby amended in its entirety to read as follows:

“Section 4.7: Limitation On Annual Additions.

(a) The limitations set forth below shall apply to the allocations to each Participant’s Accounts in any Plan Year. If the Company contribution that would otherwise be contributed or allocated to a Participant’s Accounts would cause the Annual Addition for the Limitation Year to exceed the maximum permissible amount set forth below, the amount contributed or allocated shall be reduced so that the Annual Addition for the Limitation Year will equal such maximum permissible amount.

(i) As used in the Plan, a Participant’s ‘Annual Addition’ shall mean the sum for any Plan Year of the following amounts allocated to a Participant’s Accounts:

(A) Such Participant’s share of the Company’s and any Affiliated Company’s contributions (including Elective Contributions); plus

(B) Such Participant’s voluntary, nondeductible contributions to the Plan (excluding any Rollover Contribution); plus

(C) Such Participant’s share of any forfeiture; plus

(D) Such Participant’s allocable share of the Company’s or any Affiliated Company’s contributions to any Individual Medical Benefit Account that is part of a pension or annuity plan maintained by the Company or any Affiliated Company; plus

(E) With respect to any Participant who is a Key Employee, any amount that is derived from the Company’s and any Affiliated Company’s contributions paid or accrued that are attributable to post-retirement medical benefits allocated to such Participant’s account under a Welfare Benefit Fund maintained by the Company or any Affiliated Company; and plus

(F) Such Participant’s share of any allocations under a simplified employee pension maintained by the Company or any Affiliated Company.

Any excess amount applied under subsection (b) below in a Plan Year to reduce the Company’s or any Affiliated Company’s contributions on behalf of any Participant shall be considered to be an Annual Addition for such Participant for such Plan Year.

(ii) Subject to the adjustments set forth below, and except for catch-up contributions under Code Section 414(v), during any Plan Year the maximum Annual Addition for any Participant shall in no event exceed the lesser of:

(A) $46,000, (for 2008) as adjusted by the Adjustment Factor; or

(B) 100% of the Participant’s Earnings for such Plan Year.

(iii) The earnings limitation referred to in subsection (a)(ii)(B) above shall not apply to (A) any contribution for medical benefits (within the meaning of Code Section 401(h) or 419A(f)(2)) after separation from service that is otherwise treated as an Annual Addition, or (B) any amount otherwise treated as an Annual Addition under Code Section 415(l)(1).

(b) If, for any Plan Year, it is necessary to limit the Annual Addition of any Participant to comply with subsection (a) above, such methods as authorized pursuant to the Code Section 415 Regulations shall be utilized.

(c) The limitations of this Section with respect to any Participant who, at any time, has been a participant in any other Defined Contribution Plan (whether or not terminated) or in more than one Defined Benefit Plan (whether or not terminated) maintained by the Company or by an Affiliated Company shall apply as if all such Defined Contribution Plans or all such Defined Benefit Plans in which the Participant has been a participant were one plan.

(d) The intent of this Section 4.7 is to comply with the limitations of Code Section 415 and the Regulations thereunder, and it should be construed accordingly. Further, Code Section 415 and the Regulations thereunder are hereby incorporated by reference.”

3. Each reference in Article VII of the Plan to “Compensation” is hereby amended to read “Earnings.”

* * * * *

The Company has caused this Amendment No. 10 to be signed on the date indicated below, to be effective as indicated above.

“Company”

UNIFIED GROCERS, INC.

Dated: December 30, 2009	By:	/s/ Robert M. Ling, Jr.
	Its:	Executive Vice President & General Counsel